Exhibit 99.1

Bite Acquisition Corp. Announces the Pricing of upsized $175 Million Initial Public Offering

New York, NY – (February 12, 2021) – Bite Acquisition Corp. (the “Company”) announced today the pricing on February 11, 2021 of its upsized initial public offering of 17,500,000 units at $10.00 per unit. The units are expected to commence trading today on the New York Stock Exchange under the symbol “BITE.U.” Each unit consists of one share of common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be traded on the New York Stock Exchange under the symbols “BITE” and “BITE WS”, respectively.

The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, we intend to focus our search on the traditional and non-traditional restaurant sectors in North America.

EarlyBirdCapital, Inc. is acting as the sole book-running manager of the offering. The underwriters have been granted a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

The offering is expected to close on or about February 17, 2021, subject to customary closing conditions.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (the “SEC”) on February 11, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, (212) 661-0200.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the registration statement and preliminary prospectus for the Company’s initial public offering. Copies of these documents can be accessed through the SEC’s website at www.sec.gov. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Bite Acquisition Corp.

Axel Molet Warschawski

axel@biteacquisitioncorp.com

+1 (212) 608-2923